EXHIBIT 5

                             CONTINUCARE CORPORATION
                   AMENDED AND RESTATED 1995 STOCK OPTION PLAN

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                             STOCK OPTION AGREEMENT

         (a) Grant of Option. As of the 20th of July, 2000, Continucare Corporation, a Florida corporation (the "Company"), hereby grants to Phillip Frost, M.D. (the "Optionee") a non-qualified stock option (the "Option") to acquire One Hundred thousand (100,000) shares of Common Stock, $0.0001 par value per share (the "Shares"), of the Company pursuant to the Company's Amended and Restated 1995 Stock Option Plan (the "Plan"), which is incorporated herein for all purposes. The Optionee hereby acknowledges receipt of the Plan and agrees to be bound by all of the terms and conditions herein and therein.

         (b) Definitions. Capitalized terms used herein without definition shall have the meanings as set forth in the Plan.

         (c) Exercise Price. The exercise price per share of the Shares subject to this Option is $0.69.

         (d) Exercise Schedule. The Options shall vest as follows: 100% immediately, except as otherwise provided for in Section 9 of the Plan.

         (e) Termination of Option. This Option shall terminate, and in no event be exercisable, after the expiration of 10 years from the date on which the Option is granted. In addition, any unexercised portion of this Option shall automatically and without notice terminate and become null and void as provided in Section 10 of the Plan.

         (f) Section 83(b) Election. If as a result of exercising all or any part of this Option, an Optionee receives Shares that are subject to a "substantial risk of forfeiture" and are not "transferable" as those terms are defined for purposes of Section 83(a) of the Internal Revenue Code of 1986, as amended (the "Code"), then such Optionee may elect under Section 83(b) of the Code to include in the Optionee's gross income, for the Optionee's taxable year in which the Shares are transferred to the Optionee, the excess of the Fair Market Value of such Shares at the time of transfer (determined without regard to any restriction other than one that by its terms will never lapse), over the amount paid for the Shares. If the Optionee makes the Section 83(b) election described above, the Optionee shall (i) make such election in a manner that the Board determines in its reasonable judgment to be satisfactory, (ii) provide the Company with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to such tax withholding as the Board may reasonably require in its sole and absolute discretion.

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         (g)7. Law Governing. This Agreement shall be governed in accordance with the internal laws of the State of Florida.

         8. Interpretation. The Optionee accepts this Option subject to all the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan and this Agreement.

         9. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company's Secretary at 80 SW 8/th/ Street, Miami, FL 33130, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee's last permanent address as shown on the Company's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

                                       COMPANY:
                                       -------

                                       CONTINUCARE CORPORATION



                                       By:
                                          ---------------------------------
                                             Spencer J. Angel
                                             President and
                                             Chief Executive Officer


                                       OPTIONEE:
                                       --------



                                       ------------------------------------
                                             Phillip Frost, M.D.